Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS' CHAIRMAN AND CHIEF EXECUTIVE OFFICER ADOPTS A 10b5-1 TRADING PLAN

SANTA ANA, CA - August 28, 2013 - Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced Paul Arling, chairman and chief executive officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock.  The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information.
Under the plan, Arling intends to exercise up to 80,000 employee stock options, which are set to expire in January 2015, and to immediately sell the underlying shares of UEI common stock beginning immediately and continuing from time to time until the expiration date of the options, subject to the market price of our common stock. This process will facilitate the orderly exercise of employee stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. More information is available at http://www.uei.com.

This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the Company due to the continued strength of its core businesses; the continued innovation of products and technologies that will attract new customers in existing and new markets; the continued expansion of the Company's technologies into smart devices (such as smartphones, tablets, smart TVs, IPTV devices, game consoles and over-the-top-services); the continued global general economic conditions; the benefits the Company expects via the continued strength of its subscription broadcasting businesses in certain geographic areas including the U.S. and Latin America; and other factors described in the Company's filings with the U.S. Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.